Exhibit 99.1

For Immediate Release

BSD Medical Corp. Reviews Groundwork for MicroThermX-100 Sales Launch

SALT LAKE CITY, Utah November 14, 2008—BSD Medical Corp. (NASDAQ:BSDM) today presented further background on the sales launch of the MicroThermX-100 Microwave Ablation System.

BSD Medical received marketing clearance from the FDA for the MicroThermX-100 in September of 2008.  Upon receipt of FDA clearance, the specifications of the new system became defined and the company was able to launch its initiative to obtain an inventory of components to support production of the new system.  In parallel with this effort, the company prepared a room and the facilities necessary to meet the special requirements for production of the disposable applicators, as well as preparation for the production of the new system itself.  Under the current schedule, commercial production of systems and applicators for the MicroThermX-100 is projected to begin in December.

The MicroThermX-100 is a new system that employs microwaves to ablate soft tissues.  While BSD Medical has received numerous inquiries from those interested in the new system both in the United States and internationally, the company has determined that it is prudent to offer the system first to a limited group of doctors highly experienced in performing ablation procedures.  This group of experienced users will then become reference and training sites in extending the use of the new system to the broader market.  The exact number of patients to be treated in the first stage has not been determined, however this stage of the market launch is not projected to be lengthy.

Commercial sales for the MicroThermX-100 are under the direction of BSD Medical’s direct sales force in the United States and through distributors for the international market.  The company’s sales force is experienced in marketing to interventional radiologists and surgeons, the users of thermal ablation systems.  Internationally sales will be conducted through established and new distributors located primarily in Europe and the Orient.

About BSD Medical Corporation

BSD Medical Corporation develops, manufactures, markets and services medical systems that deliver precision-focused radio frequency or microwave energy into diseased sites of the body, heating them to therapeutic temperatures as required by a variety of medical therapies.  For further information, visit BSD Medical’s company website www.BSDMedical.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.